                                                                     EXHIBIT 2.5

                                                               EXECUTION VERSION

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Escrow Agreement"), dated as of November __, 2002, is entered into by and among BMC Software, Inc., a Delaware corporation (the "Purchaser"), Peregrine Systems, Inc., a Delaware corporation (the "Stockholder"), and JPMorgan Chase Bank, a New York State bank with an office in Houston, Texas, as escrow agent ("Escrow Agent"). Defined terms used but not otherwise defined herein shall have the meanings set forth in the Acquisition Agreement (the "Acquisition Agreement") dated as of September 20, 2002, among the Purchaser, the Stockholder and Peregrine Remedy, Inc., a Delaware corporation (the "Company").

         WHEREAS, the parties to the Acquisition Agreement have agreed to establish an escrow fund, consisting of a portion of the Cash Purchase Price, from which any amount payable to the Purchaser pursuant to Section 2.4 or
Article VIII of the Acquisition Agreement may be satisfied; and

         WHEREAS, the Escrow Agent has agreed to act as the agent and custodian for the Escrow Funds (defined below) for the benefit of the parties to the Acquisition Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, provisions and covenants contained in this Escrow Agreement and the Acquisition Agreement, the parties hereby agree as follows:

                                    ARTICLE 1
                             ESTABLISHMENT OF ESCROW

         (a) The Purchaser and the Stockholder each hereby appoint the Escrow Agent to act as agent and custodian for the Escrow Funds for their respective benefit pursuant to the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment pursuant to such terms.

         (b) Pursuant to the terms of Section 2.3(c) of the Acquisition Agreement, the Purchaser will cause to be delivered to, and directly deposited with, the Escrow Agent $10,000,000 in cash. Such deposit, with all interest and other earnings accumulated thereon, less any distributions made pursuant to this Escrow Agreement shall be referred to herein as the "Escrow Funds."

         (c) Except as otherwise expressly provided herein, the Escrow Funds shall be held exclusively for the benefit of the Stockholder, and the Stockholder shall have full and exclusive equitable title and entitlement to the Escrow Funds.

         (d) The Escrow Funds shall be retained, managed and disbursed by the Escrow Agent subject to the terms and conditions of this Escrow Agreement.

                                    ARTICLE 2
                         INVESTMENT OF THE ESCROW FUNDS

         (a) The Escrow Agent shall invest and reinvest the Escrow Funds in the JPMorgan Prime #830 Money Market Fund, unless otherwise instructed in writing by the Purchaser and the Stockholder. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which the Purchaser and the Stockholder direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Escrow Agent may require. The Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless the Escrow Agent is otherwise directed in such written instructions, the Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.

         (b) Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Purchaser and the Stockholder to the Escrow Agent within 30 calendar days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid. The term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

                                    ARTICLE 3
                          DISBURSEMENT OF ESCROW FUNDS

         The Escrow Agent is hereby authorized and directed to make disbursements of the Escrow Funds pursuant to any of the following:

         (a)  If the Purchaser believes that it is entitled pursuant to Section
2.4 or Article VIII of the Acquisition Agreement to payment of any amount from the Stockholder or the Company (a "Claim"), the Purchaser may at any time and from time to time prior to 5:00 p.m. Houston time on the first anniversary of the Closing Date (the "Expiration Date") deliver a written notice of such Claim ("Notice of Claim") to the Escrow Agent with a copy to the Stockholder stating the amount of such Claim, briefly describing the basis for the Claim and stating the date that the Stockholder is deemed to have received notice of such Claim from the Purchaser pursuant to the Acquisition Agreement (the "Claim Notice Date"). If the Escrow Agent receives a Notice of Claim from the Purchaser prior to the Expiration Date, unless prior to 5:00 p.m. Houston time on

                                       2
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the 20th day following the Claim Notice Date (the "Claim Notice Period") the
Escrow Agent receives from the Stockholder a written notice of objection (the "Notice of Objection") to all or any part of such Claim, which Notice of Objection shall: (i) attach a copy of such Notice of Claim, (ii) state that, in the good faith opinion of the Stockholder, the Claim described in the Notice of Claim is invalid (either in whole or in part, and if the Stockholder objects in part shall specify, including the dollar amount, that portion of the related Claim that the Stockholder does not dispute) under the terms of either Section
2.4 or Article VIII of the Acquisition Agreement, (iii) give the reasons for the alleged invalidity, and (iv) state that, based on such alleged invalidity, the Stockholder objects to the payment of all or such portion of the Escrow Funds to the Purchaser, the Escrow Agent shall, after expiration of the Claim Notice Period and upon receipt of written instructions signed by the Purchaser, release to the Purchaser a cash amount from the Escrow Fund equal to the lesser of (i) the amount so claimed in such Notice of Claim and (ii) the remaining amount of the Escrow Funds.

         (b) If, within the Claim Notice Period, the Escrow Agent receives a Notice of Objection from the Stockholder as aforesaid, the Escrow Agent shall:

              (i) upon receipt of written instructions signed by the Purchaser, release to the Purchaser a cash amount from the Escrow Fund equal to the lesser of (x) such portion (if any) of the amount claimed in the Notice of Claim as is not disputed by the Stockholder in the Notice of Objection and (y) the remaining amount of the Escrow Funds; and

              (ii) hold the disputed amount of such Claim to be distributed or otherwise dealt with in accordance with the terms of this Escrow Agreement, including as provided in paragraphs (c), (d) and (e) below.

         (c) Upon receipt of written instructions signed by both the Purchaser and the Stockholder and otherwise in form and substance satisfactory to the Escrow Agent, in accordance with such instructions.

         (d) Upon receipt of written instructions signed by the Purchaser and certifying that such Claim is made pursuant to Section 2.4 of the Acquisition Agreement and accompanied by a certificate of the CPA Firm (as defined in the Acquisition Agreement) setting forth the CPA Firm's calculation of the Net Asset Amount (as defined in the Acquisition Agreement) and its calculation of the amount due the Purchaser.

         (e) Upon receipt of written instructions signed by the Purchaser and accompanied by a final and non-appealable order, decree or judgment of a court of competent jurisdiction in the United States of America in a proceeding to which the Purchaser, on the one hand, and the Stockholder, on the other hand, are parties directing such payment to the Purchaser.

         (f) All expenses of the Escrow Agent shall be charged to the Escrow Funds pursuant to Article 10 below.

         (g) As expressly permitted by this Escrow Agreement and upon written notice to the Purchaser and the Stockholder.

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                                    ARTICLE 4
                           DISPOSITION OF ESCROW FUNDS

         (a) The Escrow Funds or any remaining portion thereof held hereunder shall be released by the Escrow Agent to the Stockholder within five Business Days after the Expiration Date (the "Distribution Date"); provided, however, that, if a Notice of Claim shall have been delivered to the Escrow Agent prior to the Expiration Date and the Claim set forth in such Notice of Claim is pending and unresolved on the Distribution Date, only the amount of the Escrow Funds in excess of that required to satisfy such Claim, as set forth in the Notice of Claim, and any expenses of the Escrow Agent as permitted in Article 10 shall be released to the Stockholder. At such later time as all Claims have been finally resolved and the amount of all such Claims has been paid to the Purchaser, the balance of the Escrow Funds then held hereunder, if any, shall be disbursed to the Stockholder.

         (b) The Escrow Funds established by this Escrow Agreement shall continue in effect until release of the entire Escrow Funds pursuant to the provisions hereof.

                                    ARTICLE 5
                     PROVISIONS RELATING TO THE ESCROW AGENT

         (a) The Escrow Agent agrees to hold the Escrow Funds under the terms and conditions of this Escrow Agreement and to perform the acts and duties imposed upon it hereby. If at any time in the performance of its duties hereunder it is necessary for the Escrow Agent to receive, accept or act upon any notice or writing purported to have been executed or issued by or on behalf of the Purchaser or the Stockholder, it shall not be necessary for the Escrow Agent to ascertain whether or not the person or persons who have executed, signed or otherwise issued or authenticated said writing are authorized so to execute, sign or otherwise issue or authenticate said writing, or that they are the same persons named therein or otherwise to pass upon any requirements of such instruments that may be essential for their validity.

         (b) Notwithstanding anything herein to the contrary, the Escrow Agent may act upon any written instructions given jointly by the Purchaser and the Stockholder.

         (c) The Escrow Agent shall not be personally liable for any act taken or omitted by it hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment.

         (d) The Escrow Agent may resign as such following the giving of 30 days' prior written notice to the Purchaser and the Stockholder. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 days' prior written notice to the Escrow Agent by the Purchaser and the Stockholder. In either event, the duties of the Escrow Agent shall terminate 30 days after the date of such notice (or at such earlier date as may be mutually agreeable), except for its obligations to hold and deliver the Escrow Funds to the successor Escrow Agent; and the Escrow Agent shall then deliver the balance of the Escrow Funds then in its possession to such a successor Escrow Agent as shall be appointed by the Purchaser and the Stockholder as evidenced by a written notice filed with the Escrow Agent. If the Purchaser and the Stockholder are unable to agree upon a successor Escrow Agent by the effective date of such resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Funds, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.


         (e) The Escrow Agent shall be under no duty to institute or defend any arbitration or legal proceeding with respect to the Escrow Funds or under this Escrow Agreement and none of the costs or expenses of any such proceeding shall be borne by the Escrow Agent. The costs and expenses of any such proceeding shall be borne as decided by the arbitrators or court and shall be paid out of the Escrow Funds or by the Purchaser, as the case may be.

                                    ARTICLE 6
                                SECURITY INTEREST

         The Stockholder hereby grants to the Purchaser a first priority security interest in all of the Stockholder's and each of its Subsidiaries' rights, title to and interest in the Escrow Funds held under this Escrow Agreement for the purpose of securing, or partially securing, each and all of its obligations to the Purchaser pursuant to Section 2.4 and Article VIII of the Acquisition Agreement regardless of whether such obligations are required by the Acquisition Agreement to be satisfied under this Escrow Agreement. The Stockholder agrees to execute and deliver any such further instruments as the Purchaser or the Escrow Agent may request from time to time evidencing such security interest. The security interest granted pursuant to this Article 6 shall automatically terminate, with no further action necessary on the part of the Purchaser, with respect to the portions of the Escrow Funds distributed pursuant to this Escrow Agreement. The Purchaser agrees to execute and deliver any such further instruments as the Stockholder or the Escrow Agent may request from time to time evidencing termination such security interest in accordance with the preceding sentence.

                                    ARTICLE 7
                                     NOTICES

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made and shall be deemed to have been duly given or made if delivered in person by courier service, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Article 7):

                  if to Escrow Agent:    JPMorgan Chase Bank
                                         600 Travis, Suite 1150
                                         Houston, Texas  77002
                                         Attn: Ruth Chipongian
                                         Telephone: (713) 216-6337
                                         Telecopy: (713) 216-6927
                  if to the Stockholder: Peregrine Systems, Inc.
                                         3611 Valley Centre Drive, Floor 5
                                         San Diego, California 92130
                                         Telecopy: (858) 481-1751
                                         Attention: General Counsel

                  if to the Purchaser:   BMC Software, Inc.
                                         2101 City West Boulevard
                                         Houston, Texas 77042-2031
                                         Telecopy: (713) 918-8000
                                         Attention: General Counsel

         Notice by telecopy will be deemed delivered on the first Business Day after the date the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set forth above will be deemed received three Business Days after the same is postmarked.

                                    ARTICLE 8
                         BINDING EFFECT; OTHER INTERESTS

         This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as permitted by
Article 15 of this Escrow Agreement. Nothing herein is intended or shall be construed to give any other person (including, without limitation, any creditors of the Escrow Agent, the Purchaser, or the Stockholder or any of their respective affiliates) any right, remedy or claim under, in or with respect to this Escrow Agreement or the Escrow Funds held hereunder.

                                    ARTICLE 9
                                  GOVERNING LAW

         This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to any conflict or choice of law principles that would apply the substantive law of some other jurisdiction. All actions and proceedings arising out of or relating to this Escrow Agreement shall be heard and determined in a Delaware state or federal court sitting in the City of Wilmington, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive and agree not to assert any defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, upon filing the Bankruptcy Case and for so long as the Bankruptcy Case is pending, the Bankruptcy Court shall have exclusive jurisdiction over all disputes arising under or in connection with this Escrow Agreement, and each party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the Bankruptcy Court for such purposes.

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

                                   ARTICLE 10
                             COMPENSATION; EXPENSES

         The Escrow Agent shall charge the Escrow Funds for its services hereunder in accordance with the Escrow Agent's fee schedule attached as Exhibit A hereto as in effect from time to time and for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in connection with the performance of its duties hereunder. If the Escrow Funds are insufficient to discharge all of the Escrow Agent's fees and expenses, the Purchaser shall be liable to the Escrow Agent for the payment of any such fees and expenses in excess of the available Escrow Funds.

                                   ARTICLE 11
                                      TERM

         This Escrow Agreement shall terminate on the Business Day immediately following the date upon which all of the Escrow Funds shall have been distributed pursuant to Article 3 or Article 4. Articles 10 and 19 hereto shall survive the termination.

                                   ARTICLE 12
                           AMENDMENT AND MODIFICATION

         The Purchaser, the Stockholder and the Escrow Agent may amend, modify and/or supplement this Escrow Agreement as they may mutually agree in writing.

                                   ARTICLE 13
                                  COUNTERPARTS

         This Escrow Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which when taken together shall constitute one and the same agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

                                   ARTICLE 14
                                    HEADINGS

         The headings contained in this Escrow Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement. Section references are, unless the context otherwise requires, references to sections of this Escrow Agreement.

                                   ARTICLE 15
                                  ASSIGNABILITY

         Neither this Escrow Agreement nor any interest herein or in the Escrow Funds may be assigned or transferred, voluntarily or by operation of Law, by the Stockholder or the Escrow Agent.

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

                                   ARTICLE 16
                                       TAX

         Stockholder and Purchaser shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Escrow Funds and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrow Funds. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable. The Stockholder shall be deemed to be the owner of the Escrow Funds for federal, state and local income tax purposes unless and until such funds are paid to the Purchaser.

                                   ARTICLE 17
                                  SEVERABILITY

         If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Escrow Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                                   ARTICLE 18
                                ENTIRE AGREEMENT

         This Escrow Agreement constitutes the entire agreement of the parties hereto, and supercedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

                                   ARTICLE 19
                                 INDEMNIFICATION

         Purchaser and Stockholder hereby jointly and severally agree to indemnify and defend the Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all losses, liabilities and expenses, including, but not limited to, fees and expenses of in house or outside counsel, court costs, costs, damages and claims, costs of investigation, litigation and arbitration, tax liability (other than for income taxes on fees earned hereunder) and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of (i) the execution, delivery or performance of this Escrow Agreement or (ii) the compliance or attempted compliance by any Indemnified Party with any instruction or direction upon which the Escrow Agent is authorized to rely under this Escrow Agreement, except to the extent that any such loss, liability or expense may result from the willful misconduct or gross negligence of such Indemnified Party. IT

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IS THE EXPRESS INTENT OF EACH OF PURCHASER AND STOCKHOLDER TO INDEMNIFY EACH OF
THE INDEMNIFIED PARTIES FOR, AND HOLD THEM HARMLESS AGAINST, THEIR OWN NEGLIGENT ACTS OR OMISSIONS (BUT NOT THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

                                   ARTICLE 20
                                 FUNDS TRANSFER

         In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit B, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of the Stockholder or the Purchaser ("Executive Officers"), which shall include the titles of Vice President, as the Escrow Agent may select. Such "Executive Officer" shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

         It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify
(i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank so designated.

                                   ARTICLE 21
                              SCOPE OF UNDERTAKING

         The Escrow Agent's duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Funds and shall not be required to deliver the Escrow Funds or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Escrow Funds as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Purchaser, the Stockholder or either of them. The

Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Article 19 above, its own willful misconduct or gross negligence. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

                                   ARTICLE 22
                              WAIVER OF JURY TRIAL

         EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT OR THE ACTION OF THE ESCROW AGENT, STOCKHOLDER OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS ESCROW AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS ARTICLE 22.

                                   ARTICLE 23
                              RULES OF CONSTRUCTION

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Escrow Agreement and, therefore, waive the application of any law regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the day and year first above written.

                                 BMC SOFTWARE, INC.


                                 By:    /s/ Robert H. Whilden, Jr.
                                     ---------------------------------------
                                     Name:  Robert H. Whilden, Jr.
                                     Title: Senior Vice President and
                                            General Counsel


                                 PEREGRINE SYSTEMS, INC.


                                 By:    /s/ Gary Greenfield
                                     ---------------------------------------
                                     Name:  Gary Greenfield
                                     Title: Chief Executive Officer


                                 JPMORGAN CHASE BANK


                                 By:    /s/ Greg Cambell
                                     ---------------------------------------
                                     Name:  Greg Cambell
                                     Title: Vice President and Trust Officer